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 FORM 3
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
                                              Statement                     Trading Symbol                      of Original
    Sidwell     Steven         P.             (Month/Day/Year)                                                  (Month/Day/Year)
----------------------------------------                                    IOMED, Inc. (IOX)
     (Last)     (First)     (Middle)            4/23/98                  ----------------------------------  -----------------------
         3385 West 1820 South              ----------------------------  5. Relationship of Reporting      7. Individual or Joint/
----------------------------------------   3. IRS Identification            Person to Issuer                    Group Filing (Check
             (Street)                         Number of Reporting           (Check all applicable)              applicable line)
   Salt Lake City   Utah       84104          Person, if an entity         X   Director          10% Owner     X    Form filed by
--------------------------------------        (Voluntary)                -----            -----              -----  One Reporting
      (City)      (State)      (Zip)                                           Officer           Other              Person
                                                                         ----- (give      -----  (specify           Form filed by
                                           ----------------------------        title below)      below)      -----  More than One
                                                                                                                    Reporting Person

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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                               (Print or Type Responses)             SEC 1473 (8/96)
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
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security
                                 -------------------------------------------------                  Direct
                                 Date      Expira-                       Amount or                  (D) or
                                 Exercis-  tion             Title        Number                     Indirect (I)
                                 able      Date                          of Shares                  (Instr. 5)
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Stock Option                      (1)      03/25        Common Shares     4,166        $4.80           (D)
                                           2003
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Stock Option                      (1)      09/26        Common Shares     1,041        $6.72           (D)
                                           2006
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Stock Option                      (2)      02/20        Common Shares     1,000        $9.00           (D)
                                           2008
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Explanation of Responses:

(1) Fully exercisable.

(2) The option vests in equal monthly installments of 83 common shares beginning on April 1, 1998.


                                                                                       /s/ Steven P. Sidwell                4/23/98
**Intentional misstatements or omissions of facts constitute Federal Criminal          -------------------------------     ---------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                               **Signature of Reporting Person        Date

Note. File three copies of this form, one of which must be manually signed.                                                Page 2
  If space provided is insufficient, See Instruction 6 for procedure.

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